                                                               EXHIBIT (12)




                           PHH CORPORATION AND SUBSIDIARIES

                  Computation of Ratio of Earnings to Fixed Charges
                                 (dollars in thousands)

                                                   Three                          Year Ended April 30
                                                Months Ended
                                               July 31, 1995         1995         1994          1993       1992           1991
Income from continuing operations
     before income taxes                          $    31,663     $ 121,318     $ 109,796     $  94,238   $  83,117     $  77,759
Add:
     Interest expense                                  60,631       194,196       162,108       193,935     237,058       302,853
     Interest portion of rentals*                       1,956         8,065         9,088         8,456       8,665         7,796
Earnings available for fixed charges              $    94,250     $ 323,579     $ 280,992     $ 296,629   $ 328,840     $ 388,408

Fixed charges:
     Interest expense                             $    60,631     $ 194,196     $ 162,108     $ 193,935   $ 237,058     $ 302,853
     Interest portion of rentals*                       1,956         8,065         9,088         8,456       8,665         7,796
                                                  $    62,587     $ 202,261     $ 171,196     $ 202,391   $ 245,723     $ 310,649
Ratio of earnings to fixed charges                       1.51          1.60          1.64          1.47        1.34          1.25

* Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.